Exhibit 99.3

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Announces Pricing of Public Offering of Common Stock

DENVER – March 24, 2015 – Whiting Petroleum Corporation (NYSE: WLL) announced today that it has priced a public offering of 35,000,000 shares of its common stock at a price of $30.00 per share for total net proceeds of approximately $1.0 billion, after deducting underwriter’s discounts and commissions. The underwriter has a 30-day option to purchase up to an additional 5,250,000 shares of Whiting’s common stock. The offering is expected to close on March 27, 2015, subject to customary conditions.

Whiting also announced by separate press release that it has priced a private unregistered offering of $1.0 billion aggregate principal amount of 1.25% convertible senior notes due 2020. The initial purchasers in that offering have a 30-day option to purchase up to an additional $250.0 million aggregate principal amount of convertible senior notes. Whiting also previously announced that it had commenced a private unregistered offering to eligible purchasers of $750 million aggregate principal amount of senior notes due 2023.

Whiting expects to use the net proceeds from the offerings to repay all or a portion of the amount outstanding under its credit agreement and any remainder for general corporate purposes.

J.P. Morgan Securities LLC is acting as sole book-running manager.

This offering is being made only by means of a prospectus, forming a part of the Company’s effective shelf registration statement, related prospectus supplement and other related documents. You may obtain these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at (866) 803-9204, or by emailing prospectus-eq_fi@jpmchase.com. Before you invest in our common stock, you should read the prospectus supplement and accompanying base prospectus, along with other documents that the Company has filed with the Securities and Exchange Commission, for more complete information about the Company and the common stock offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas. The Company trades publicly under the symbol “WLL” on the New York Stock Exchange.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our amended credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; our ability to successfully integrate Kodiak Oil & Gas Corp. after its acquisition on December 8, 2014 and achieve anticipated benefits from the transaction; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.